FOR IMMEDIATE RELEASE	COMPANY CONTACT: Mike Hershberger
November 1, 2017	Chief Financial Officer
(813) 397 1187
mhershberger@hiiquote.com

Health Insurance Innovations, Inc. Reports Record Third Quarter 2017

Financial and Operating Results

Increases 2017 Full Year Guidance

Record Revenues of $63.3 million, up 37% YOY

Diluted Earnings per Share of $0.30, up 20% YOY

Adjusted Earnings per Share of $0.46, up 39% YOY

Policies in Force totaled approximately 347,900, up 38% YOY

Tampa, FL— November 1, 2017 — (GLOBE NEWSWIRE) — Health Insurance Innovations, Inc. (NASDAQ:HIIQ), a leading developer, distributor, and cloud-based administrator of affordable health insurance and supplemental plans, today announced financial results for the third quarter ended September 30, 2017. The Company will host a live conference call on Thursday, November 2, 2017 at 8:30 A.M. EST.

Third Quarter 2017 Consolidated Financial Highlights

●	Record revenue was $63.3 million, compared to $46.1 million in the third quarter of 2016, an increase of 37.4%.

●	Record total collections from members (premium equivalents) of $99.4 million, compared to $78.5 million in the third quarter of 2016, an increase of 26.6%.

●	Net income was $6.0 million, compared to $5.1 million in the third quarter of 2016, an increase of 17.6%.

●	Record adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $12.8 million, compared to $8.1 million in the third quarter of 2016, an increase of 58.0%.

●	GAAP diluted earnings per share was $0.30, compared to $0.25 in the third quarter of 2016, an increase of 20.0%.

●	Adjusted earnings per share, also referred to as adjusted net income per share or adjusted EPS, was $0.46 compared to $0.33 in the third quarter of 2016, an increase of 39.4%.

●	Policies in force as of September 30, 2017, totaled approximately 347,900, compared to 252,100 as of September 30, 2016, an increase of 38.0%.

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Premium equivalents, adjusted EBITDA, and adjusted EPS are non-GAAP financial measures. See the reconciliations of these measures to their respective most directly comparable GAAP measure below in this press release.

Increasing 2017 Full Year Guidance

Given the record financial performance and long-term prospects, the Company is increasing its guidance for the full year 2017. The Company expects revenue to grow 27% to 30% year-over-year (with expected revenue of $235 million to $240 million), adjusted EBITDA to grow 48% to 58% year-over-year (with expected adjusted EBITDA of $41 million to $44 million) and adjusted EPS to grow 34% to 43% (with expected adjusted EPS of $1.50 to $1.60). The Company previously guided to full year revenue of $225 million to $230 million, adjusted EBITDA of $39 million to $42 million and adjusted EPS of $1.45 to $1.55.

“We are pleased to continue to deliver record results, which exceeded our revenue and profitability targets, reflecting the strength of our business and the successful execution of our strategy. We believe we are well positioned to continue to succeed and grow in the dynamic individual health insurance marketplace through our differentiated services. We are confident that we can deliver strong results and shareholder value through our successful expansion of innovative products, expansion of our distribution networks - including existing and new distributors, driving revenue growth and margins,” said Gavin Southwell, HIIQ’s Chief Executive Officer and President.

Third Quarter 2017 Financial Discussion

Third quarter revenues of $63.3 million increased 37.4%, compared to the third quarter of 2016, driven primarily by an increase in policies in force. Further, a sales mix shift to more Health Benefit Plans and favorable carrier negotiations have decreased risk premiums.

Total selling, general & administrative expense (“SG&A”) was $15.5 million (24.5% of revenues) in the third quarter of 2017, compared to $11.9 million (25.7% of revenues) in the same period in 2016. Core SG&A, defined as total SG&A adjusted for stock-based compensation, transaction costs, severance, restructuring and other costs, and marketing leads and advertising expense, for the quarter was $10.3 million (16.3% of revenues) in the third quarter of 2017, compared to $8.4 million (18.1% of revenues) in the same period of 2016. A reconciliation of SG&A to core SG&A for the three and nine months ended September 30, 2017 and 2016 is included within this press release.

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Net income was $6.0 million in the third quarter of 2017, compared to $5.1 million in the third quarter of 2016, an increase of 17.6%. EBITDA was $9.9 million in the third quarter of 2017, compared to $7.4 million in the same period in 2016, an increase of 33.2%.

Adjusted EBITDA was $12.8 million in the third quarter of 2017, an increase of 58.0% over $8.1 million in the same period in 2016. Adjusted EBITDA as a percentage of revenue was 20.3% in the third quarter of 2017, compared to 17.6% in the same period in 2016. Adjusted EBITDA is calculated by taking EBITDA and adjusting for items that are not part of regular operating activities, including tax receivable adjustments, severance, restructuring costs, and other non-cash items such as stock-based compensation. A reconciliation of net income to EBITDA and adjusted EBITDA for the three and nine months ended September 30, 2017 and 2016 is included within this press release.

GAAP diluted earnings per share for the third quarter was $0.30, compared to $0.25 in the third quarter of 2016.

Adjusted EPS for the third quarter of 2017 was $0.46, compared to $0.33 in the prior year. A reconciliation of net income to adjusted net income per share is included within this press release.

The Company continued to make short-term loans to distributors, based on actual sales, that we refer to as advanced commissions. These advanced commissions assist distributors with working capital. We recover these short-term loans on an ongoing basis from future commissions earned on premiums, which are collected over the period in which policies renew. The third quarter advanced commission balance of $27.0 million is a decrease of $10.0 million from December 31, 2016 and a decrease of $3.7 million sequentially.

Cash and cash equivalents totaled $43.1 million at September 30, 2017, an increase of $30.8 million from December 31, 2016 and an increase of $15.5 million sequentially.

Customer Service and Compliance

Since 2016, HIIQ has invested more than $9 million in enhancing and upholding the highest standards in customer service and compliance. The Company has expanded its customer service team from 26 representatives in 2015 to more than 220 at its peak in response to seasonality in volume from the open enrollment period.

Highlights of Customer Service Investment Results

The Company has arranged insurance for more than a million people thus far in 2017, experienced a 13.2% growth in member calls over the prior year, and despite this increase in volume, maintained an Average Speed of Answer (“ASA”) of two seconds in the most recent quarter. This compares to an ASA of 1 minute and 55 seconds over the same time period last year and an ASA of 1 minute 17 seconds in 2015. Service levels, defined as the percentage of calls answered within 30 seconds, have also shown significant improvement. Service levels have averaged 99.4% in the third quarter, compared to 55.4% and 63.6% for the same periods in the prior two years.

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Compliance

In 2016, HIIQ launched the Call Center Quality (“CCQ”) team and a distributor-performance scorecard. The CCQ team visits third-party distributors to provide on-site training as well as online and webinar training. The CCQ team is also responsible for secret shopping to ensure adherence to HIIQ’s best-in-class process and procedures. The distributor scorecard measures key metrics such as member complaints, escalations and chargebacks monthly. HIIQ has improved in these key metrics and continues to enforce the Company’s policies and procedures with third-party distributors. In 2016, the Company terminated two distributors for not meeting compliance metrics and benchmarks. At the time of termination, these distributors represented approximately 16% of IFP sales.

Retaining Prominent Regulatory Experts

Reinforcing the Company’s compliance department are Ben Nelson, former U.S. Senator (D-NE) and Governor of Nebraska as well as the former Nebraska Director of Insurance and former Chief Executive Officer of the National Association of Insurance Commissioners (“NAIC”), as well as Wayne Goodwin, the former Commissioner of Insurance for North Carolina. Both joined the Company’s team in January to help HIIQ navigate today’s complex regulatory environment.

Improved Customer Experience

This investment in compliance has generated a measuredly stronger customer experience. Complaints, specific to HIIQ, upheld by the Department of Insurance as a percentage of policies in force was 0.00% in Q3 2017, down from 0.01% in Q3 2016. Additionally, HIIQ-specific Better Business Bureau complaints have reduced by 90% since Q1 2016. In Q3 2017, HIIQ-specific complaints were effectively 0.00% of policies in force. Chargebacks as a percentage of transactions have decreased by more than 50% from Q1 2016.

$50 Million Share Repurchase Authorization

As announced on October 16, 2017, the HIIQ Board of Directors has authorized up to $50 million in a new share repurchase program through October 2019.

Conference Call and Webcast

The Company will host an earnings conference call on November 2, 2017 at 8:30 A.M. Eastern time. All interested parties can join the call by dialing (877) 407-9039 or (201) 689-8470; the conference ID is 13672449. A webcast of the call may be accessed in the Investor Relations section of Health Insurance Innovations’ website at http://investor.hiiquote.com/events.cfm. An archive of the call will be available for 30 days through the same website.

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About Health Insurance Innovations, Inc. (HIIQ)

HIIQ is a market leader in developing innovative health insurance products that are affordable and meet the needs of health insurance plan shoppers. HIIQ develops insurance products through our relationships with best-in-class insurance companies and markets them via its broad distribution network of licensed insurance agents across the nation, its call center network and its unique online capability. Additional information about HIIQ can be found at HiiQuote.com. HIIQ’s Consumer Division includes AgileHealthInsurance.com, a website for researching, comparing and purchasing short-term health insurance products online and HealthPocket.com, a free website that compares and ranks all health insurance plans, and uses objective data to publish unbiased health insurance market analyses and other consumer advocacy research.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in our business and anticipated changes and developments in the United States health insurance system and laws. Forward-looking statements are based on HIIQ’s current assumptions, expectations and beliefs are generally identifiable by use of words “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or similar expressions and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, among other things, our ability to maintain relationships and develop new relationships with health insurance carriers and distributors, our ability to retain our members, the demand for our products, state regulatory oversight and examinations of us and our carriers and distributors, legal and regulatory compliance by our carriers and distributors, the amount of commissions paid to us or changes in health insurance plan pricing practices, competition, changes and developments in the United States health insurance system and laws, and HIIQ’s ability to adapt to them, the ability to maintain and enhance our name recognition, difficulties arising from acquisitions or other strategic transactions, and our ability to build the necessary infrastructure and processes to maintain effective controls over financial reporting. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are discussed in HIIQ’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) as well as other documents that may be filed by HIIQ from time to time with the Securities and Exchange Commission, which are available at www.sec.gov. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. You should not rely on any forward-looking statement as representing our views in the future. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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Non-GAAP Financial Information

To supplement HIIQ’s financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, HIIQ presents certain financial measures that are not prepared in accordance with GAAP, including premium equivalents, adjusted EBITDA, and adjusted EPS. These non-GAAP financial measures, which are defined below, should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

HIIQ is presenting these non-GAAP financial measures to assist investors in seeing HIIQ’s operating results through the eyes of management and because HIIQ’s believes that these measures provide a useful tool for investors to use in assessing HIIQ’s operating performance against prior period operating results and against business objectives. HIIQ uses the non-GAAP financial measures in evaluating its operating results and for financial and operational decision-making purposes.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures. HIIQ has not reconciled adjusted EBITDA guidance or adjusted EPS guidance to GAAP net income or GAAP net income per diluted share, respectively, because HIIQ does not provide guidance for the reconciling items between these measures and GAAP net income or GAAP net income per diluted share, respectively. As certain of the items that impact GAAP net income and/or GAAP net income per diluted share cannot be reasonably predicted at this time, HIIQ is unable to provide such guidance. Accordingly, a reconciliation to net income is not available without unreasonable effort.

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HEALTH INSURANCE INNOVATIONS, INC.

Condensed Consolidated Balance Sheets

($ in thousands, except share and per share data)

	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$43,060	$12,214
Restricted cash	13,747	11,938
Accounts receivable, net, prepaid expenses and other current assets	$2,585	2,815
Advanced commissions, net	27,010	37,001
Total current assets	86,402	63,968
Property and equipment, net	4,909	4,022
Goodwill	41,076	41,076
Intangible assets, net	6,405	7,907
Deferred tax assets	27,834	8,181
Other assets	110	193
Total assets	$166,736	$125,347

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$31,516	$29,680
Deferred revenue	257	430
Income taxes payable	1,186	2,121
Due to member	521	3,282
Other current liabilities	3	126
Total current liabilities	33,483	35,639
Due to member	28,078	9,460
Other liabilities	43	170
Total liabilities	61,604	45,269
Commitments and contingencies
Stockholders’ equity:
Class A common stock (par value $0.001 per share, 100,000,000 shares authorized; 12,700,986 and 8,156,249 shares issued as of September 30, 2017 and December 31, 2016, respectively; and 12,559,552 and 8,036,705 shares outstanding as of September 30, 2017 and December 31, 2016, respectively)	13	8
Class B common stock (par value $0.001 per share, 20,000,000 shares authorized; 3,841,667 and 6,841,667 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively)	4	7
Preferred stock (par value $0.001 per share, 5,000,000 shares authorized; no shares issued and outstanding as of September 30, 2017 and December 31, 2016)	—	—
Additional paid-in capital	68,802	47,849
Treasury stock, at cost (141,434 and 119,544 shares as of September 30, 2017 and December 31, 2016, respectively)	(1,570)	(1,122)
Retained earnings	15,522	1,420
Total Health Insurance Innovations, Inc. stockholders’ equity	82,771	48,162
Noncontrolling interests	22,361	31,916
Total stockholders’ equity	105,132	80,078
Total liabilities and stockholders’ equity	$166,736	$125,347

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HEALTH INSURANCE INNOVATIONS, INC.

Condensed Consolidated Statements of Income (unaudited)

($ in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues (premium equivalents of $99,407 and $78,548 for the three months ended September 30, 2017 and 2016, respectively and $289,243 and $226,265 for the nine months ended September 30, 2017 and 2016, respectively)	$63,335	$46,108	$180,986	$133,092
Operating expenses:
Third-party commissions	36,603	25,860	103,146	77,709
Credit card and ACH fees	1,289	921	3,704	2,778
Selling, general and administrative	15,503	11,853	45,457	35,520
Depreciation and amortization	1,028	835	2,958	2,367
Total operating expenses	54,423	39,469	155,265	118,374
Income from operations	8,912	6,639	25,721	14,718

Other expense:
Interest (income) expense	(2)	(102)	(2)	53
Tax Receivable Agreement expense	—	—	—	429
Fair value adjustment to contingent acquisition consideration	—	—	—	15
Other expense	23	27	27	30
Income before income taxes	8,891	6,714	25,696	14,191
Provision for income taxes	2,889	1,580	4,220	2,501
Net income	6,002	5,134	21,476	11,690
Net income attributable to noncontrolling interests	2,117	3,195	7,374	6,989
Net income attributable to Health Insurance Innovations, Inc.	$3,885	$1,939	$14,102	$4,701

Per share data:
Net income per share attributable to Health Insurance Innovations, Inc.
Basic	$0.33	$0.25	$1.31	$0.62
Diluted	$0.30	$0.25	$1.21	$0.61
Weighted average Class A common shares outstanding
Basic	11,700,941	7,614,252	10,724,750	7,590,347
Diluted	12,742,952	7,723,196	11,692,755	7,724,168

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HEALTH INSURANCE INNOVATIONS, INC.

Condensed Consolidated Statements of Cash Flows (unaudited)

($ in thousands, except share and per share data)

	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2017
Operating activities:
Net income	$6,002	$21,476
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation	2,682	4,437
Depreciation and amortization	1,028	2,958
Deferred income taxes	317	1,079
Changes in operating assets and liabilities:
Decrease (Increase) in restricted cash	415	(1,809)
(Increase) Decrease in accounts receivable, prepaid expenses and other assets	(460)	313
Decrease in advanced commissions	3,696	9,991
Decrease in income taxes receivable	1,282	—
Increase (Decrease) in income taxes payable	1,186	(935)
Increase in accounts payable, accrued expenses and other liabilities	1,385	1,682
Decrease in deferred revenue	(41)	(173)
Net cash provided by operating activities	17,492	39,019
Investing activities:
Capitalized internal-use software and website development costs	(694)	(2,104)
Purchases of property and equipment	(192)	(239)
Net cash used in investing activities	(886)	(2,343)
Financing activities:
Payments for noncompete obligation	—	(96)
Class A common stock withheld in treasury from restricted share vesting	(263)	(448)
Issuances of Class A common stock under equity compensation plans	12	32
Distributions to member	(824)	(5,318)
Net cash used in provided by financing activities	(1,075)	(5,830)
Net increase in cash and cash equivalents	15,531	30,846
Cash and cash equivalents at beginning of period	27,529	12,214
Cash and cash equivalents at end of period	$43,060	$43,060

Supplemental disclosure of non-cash financing activities:
Change in due to member related to Exchange Agreement	$18,619	$18,619
Change in deferred tax asset related to Exchange Agreement	(20,732)	(20,732)
Issuance of Class A common stock in a private offering related to Exchange Agreement	16,487	16,487
Exchange of Class B membership interests related to Exchange Agreement	(14,374)	(14,374)
Declared but unpaid distribution to member of Health Plan Intermediaries Holdings, LLC	—

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Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(unaudited)

($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income	$6,002	$5,134	$21,476	$11,690
Interest (income) expense	(2)	(102)	(2)	53
Depreciation and amortization	1,028	835	2,958	2,367
Provision for income taxes	2,889	1,580	4,220	2,501
EBITDA (1)	9,917	7,447	28,652	16,611
Non-cash stock-based compensation	2,682	393	4,437	1,362
Fair value adjustment to contingent consideration	—	—	—	15
Transaction costs	5	—	761	—
Tax receivable agreement liability adjustment	—	29	—	458
Severance, restructuring and other charges	238	224	1,133	446
Adjusted EBITDA (2)	$12,842	$8,093	$34,983	$18,892

Reconciliation of Net Income to Adjusted Net Income per Share

(unaudited)

($ in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income	$6,002	$5,134	$21,476	$11,690
Interest (income) expense	(2)	(102)	(2)	53
Amortization	479	527	1,502	1,642
Provision for income taxes	2,889	1,580	4,220	2,501
Non-cash stock-based compensation	2,682	393	4,437	1,362
Fair value adjustment to contingent consideration	—	—	—	15
Transaction costs	5	—	761	—
Tax receivable agreement liability adjustment	—	29	—	458
Severance, restructuring and other charges	238	224	1,133	446
Adjusted pre-tax income	12,293	7,785	33,527	18,167
Pro forma income taxes	(4,671)	(2,958)	(12,740)	(6,903)
Adjusted net income (3)	$7,622	$4,827	$20,787	$11,264
Total weighted average diluted share count	16,585	14,565	16,260	14,566
Adjusted net income per share (4)	$0.46	$0.33	$1.28	$0.77

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(1)	EBITDA is defined as net income before interest expense, income taxes and depreciation and amortization. We have included EBITDA in this report because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA can provide a useful measure for period-to-period comparisons of our business. However, EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Other companies may calculate EBITDA differently than we do. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

(2)	To calculate adjusted EBITDA, we calculate EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, and other non-cash items such as non-cash stock-based compensation. Adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP. We have presented adjusted EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate adjusted EBITDA differently than we do. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

(3)	To calculate adjusted net income, we calculate net income then add back amortization (but not depreciation), interest, tax expense and other items that are not part of regular operating activities, including acquisition costs, restructuring costs, contract termination costs, tax receivable agreement liability adjustments, and other non-cash items such as non-cash stock-based compensation and fair value adjustment to contingent consideration. From adjusted pre-tax net income we apply a pro forma tax expense calculated at an assumed rate of 38%. We believe that when measuring Company and executive performance against the adjusted net income measure, applying a pro forma tax rate better reflects the performance of the Company without regard to the Company’s organizational tax structure. We have included adjusted net income in this report because it is a key performance measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in their evaluation of our company. Other companies may calculate this measure differently than we do. Adjusted net income has limitations as an analytical tool, and you should not consider it in isolation or substitution for earnings per share as reported under GAAP.

(4)	Adjusted net income per share is computed by dividing adjusted net income by the total number of diluted Class A and Class B shares of our common stock for each period. We have included adjusted net income per share in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate this measure differently than we do. Adjusted net income per share has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for earnings per share as reported under GAAP.

Reconciliation of Premium Equivalents to Revenues

(unaudited)

($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Premium equivalents (1)	$99,407	$78,548	$289,243	$226,265
Less risk premium	34,502	31,056	103,545	88,880
Less amounts earned by third party obligors	1,570	1,384	4,712	4,293
Revenues	$63,335	$46,108	$180,986	$133,092

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(1)	Premium equivalents is defined as our total collections, including the combination of premiums, fees for discount benefit plans, enrollment fees, and third-party commissions and referral fees. All amounts not paid out as risk premium to carriers or paid out to other third-party obligors are considered to be revenues for financial reporting purposes. We have included premium equivalents in this report because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the inclusion of premium equivalents can provide a useful measure for period-to-period comparisons of our business. This financial measurement is considered a non-GAAP financial measure and is not recognized under generally accepted accounting principles in the United States of America (“GAAP”) and should not be used as, and is not an alternative to, revenues as a measure of our operating performance.

Summary of Selected Metrics

(unaudited)

($ in thousands)

	Submitted Applications
	Three Months Ended September 30,
	2017	2016	Change (%)
IFP	93,100	66,800	39.4%
Supplemental products	60,800	59,500	2.2%
Total	153,900	126,300	21.9%

	Policies in Force
	As of September 30,
	2017	2016	Change (%)
IFP	176,088	120,901	45.6%
Supplemental products	171,838	131,241	30.9%
Total	347,926	252,142	38.0%

	Submitted IFP Applications by Channel
	Q3’16	Q4’16	Q1’17	Q2’17	Q3’17
Agile	21,100	22,400	31,800	13,500	20,600
All Others	45,700	62,900	85,300	82,400	72,500
Total	66,800	85,300	117,100	95,900	93,100

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	Core SG&A as a Percentage of Revenue
	Q3’16	Q4’16	Q1’17	Q2’17	Q3’17
Total SG&A	$11,853	$16,007	$15,257	$14,697	$15,503
Less: Stock-based compensation	393	2,430	821	934	2,682
Less: Transaction costs	—	—	306	450	5
Less: Severance, restructuring and other charges	224	2,163	533	363	238
Less: Marketing and Advertising	2,875	2,912	3,787	1,800	2,249
Core SG&A (1)	$8,361	$8,502	$9,810	$11,150	$10,329
% of Revenue	18.1%	16.5%	17.6%	18.0%	16.3%

(1)	Core SG&A is defined as total SG&A adjusted for stock-based compensation, transaction costs, severance, restructuring and other costs, and marketing leads and advertising expense.

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Contacts:

Health Insurance Innovations, Inc.:

Michael Hershberger

Chief Financial Officer

(813) 397-1187

mhershberger@hiiquote.com

Investor Contact:

John Evans

PIR Communications

(415) 309-0230

IR@hiiquote.com

Media Contact for AgileHealthInsurance.com & HealthPocket.com:

Amy Fletcher

(720) 350-3144

info@afmcommunications.com

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